Exhibit 4.27

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The summary set forth below describes the general terms and provisions of Ventas, Inc.’s common stock. The following description is only a summary and does not purport to be complete and is subject to and qualified in its entirety by reference to Ventas, Inc.’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Fifth Amended and Restated By-Laws of Ventas, Inc., as amended (the “Bylaws”), each of which is incorporated by reference in this Annual Report on Form 10-K. Unless the context requires otherwise, all references to “we”, “us” and “our” refer to Ventas, Inc.

General

The Certificate of Incorporation authorizes us to issue up to 600,000,000 shares of our common stock, par value $0.25 per share (“common stock”) and up to 10,000,000 shares of preferred stock, par value $1.00 per share (“preferred stock”). As of February 15, 2022, 399,496,132 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our common stock is listed on the New York Stock Exchange under the symbol “VTR”.

All issued and outstanding shares of common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of the Certificate of Incorporation, holders of shares of common stock are entitled to receive distributions if, as and when authorized and declared by our Board of Directors (the “Board”) out of assets legally available therefor and to share ratably in our assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently expect to continue to make quarterly distributions, and from time to time we may make additional distributions.

Holders of shares of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Holders of shares of common stock have no conversion, sinking fund, redemption or preemptive rights. Subject to certain provisions of the Certificate of Incorporation, shares of common stock have equal distribution, liquidation and other rights.

Restrictions on Ownership and Transfer

In order to preserve our ability to maintain our real estate investment trust status, our Certificate of Incorporation provides that if a person acquires beneficial ownership of more than 9% (or such greater percentage as may be determined by the Board), in number or value, of the outstanding shares of common stock, the shares that are beneficially owned in excess of such 9% limit are considered to be “excess shares.” Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date we buy the shares, and we may defer payment of the purchase price for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of our Board. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust.

Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws

Some of the provisions in the Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of us. These provisions include, among others: granting only to our Board or the Chairman of the Board the right to call special meetings of stockholders; allowing only our Board to fill newly created directorships; requiring advance notice for our stockholders to nominate candidates for election to our Board or to propose business to be considered by our stockholders at a meeting of our stockholders; and requiring that excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board (See “—Restrictions on Ownership and Transfer”).